UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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UNITED AMERICAN HEALTHCARE CORPORATION

(Name of Registrant as Specified in Its Charter)

STRATEGIC TURNAROUND EQUITY PARTNERS, LP (CAYMAN)
GALLOWAY CAPITAL MANAGEMENT, LLC
BRUCE GALLOWAY
GARY L. HERMAN
SETH M. LUKASH
FRED ZEIDMAN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Strategic Turnaround Equity Partners, LP (Cayman) (“Strategic”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2009 annual meeting of shareholders of United American Healthcare Corporation, a Michigan corporation.

On March 24, 2010, Strategic issued the following press release:

STRATEGIC TURNAROUND EQUITY PARTNERS STOCKHOLDER GROUP NOMINATES THREE HIGHLY QUALIFIED DIRECTOR NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS OF UNITED AMERICAN HEALTHCARE CORPORATION

Urges Stockholders to Vote FOR the Strategic Nominees on the GOLD Proxy Card

New York, New York, March 24, 2010 – Strategic Turnaround Equity Partners, LP (Cayman) (“Strategic”) and the other participants in the solicitation announced today that it has sent a letter to the stockholders of United American Healthcare Corporation (“United” or the “Company) (NasdaqCM: UAHC) urging stockholders to elect its three highly qualified and experienced director nominees, Gary L. Herman, Seth M. Lukash, and Fred Zeidman, at the Company's 2009 annual meeting of stockholders scheduled to be held on April 23, 2010.  Strategic and the other participants in this solicitation (collectively, the “Strategic Group” or “we”) are the beneficial owners of an aggregate of 738,232 shares of common stock of United American Healthcare Corporation, representing approximately 9.1% of the outstanding shares of common stock of the Company.

The full text of the letter follows:

Dear Fellow Stockholders of United American Healthcare Corporation:

We are seeking your support to elect three highly qualified and experienced executives and investor/owners to the Board of Directors of United American Healthcare Corporation (“United” or the “Company) at the April 23, 2010 annual meeting.  Strategic Turnaround Equity Partners, LP (Cayman) (“Strategic”) and the other participants in this solicitation (collectively, the “Strategic Group” or “we”) are the beneficial owners of an aggregate of 738,232 shares of common stock of United American Healthcare Corporation, representing approximately 9.1% of the outstanding shares of common stock of the Company.  The Strategic Group have been owners of United stock since 2005 and have grown increasingly concerned and alarmed by the actions taken by the United Board of Directors, which we believe have not been in the best interests of stockholders and have served to enrich and entrench management and the Board at the expense of stockholders.  We have made repeated attempts to work cooperatively and constructively with the Company to achieve our objective of creating a Board that would truly represent the best interests of all stockholders. Unfortunately, the Board has failed to seriously address our concerns, and we are engaging in this election contest as a last resort.

We believe:

•	the Board has overseen a stagnant business strategy and dramatic deterioration of stockholder value, requiring immediate change

•	the Company’s Chairman Tom Goss and its CEO William Brooks have overseen the loss of all of the Company’s major contracts; some of these contracts had been with the Company for over 10 years

•
The Company entered into a Vote Buying agreement with the Company’s largest stockholder with no legitimate business purpose and only to support the Company’s slate of directors to further entrench management and the Board

•	Strategic’s nominees will bring a sense of urgency and much needed turnaround experience to the boardroom

We firmly believe a reconstituted Board is vital to the Company’s future success and are therefore seeking to elect three independent and experienced directors to represent the interests of all United stockholders. We want to ensure accountability at the Board level by electing directors who can evaluate the opportunities and challenges at United with an ownership mentality and an open mind. Our interests are clearly aligned with yours.

THE CURRENT BOARD HAS FAILED TO TAKE DECISIVE ACTION
IN THE FACE OF MANAGEMENT’S INABILITY TO CREATE
A SUSTAINABLE BUSINESS MODEL

Since December 18, 2006, when UAHC closed at $9.05, this Board and management team has overseen the destruction of approximately $60,000,000 in stockholder value or almost 87% of the Company’s value through close of business on March 12, 2009.  The Board’s lack of management oversight has led to huge losses, an inability of management to meet targets, and the loss of all of United’s major contracts.  The Board’s response to management’s deficiencies?  Distribute bonuses and raises to management, to further entrench themselves through the granting retention bonuses to the management team which created the destruction of stockholder value and to grant Indemnification Agreements for all members of management and the Board.

As if that wasn’t enough the Board and management recently entered into an agreement with John Fife and St. George Investments, LLC (“Fife”), the Company’s largest stockholder with 23.13% of the stock (all of which was purchased in the last 6 months) which guarantees that Fife will receive at least $2,300,000 or approximately $1.25 per share in exchange for his support of the Board’s slate of nominees.

•	Fife began purchasing shares of UAHC less than 6 months ago

•	On January 18, 2007, the SEC filed a complaint against Mr. Fife and Clarion Management, LLC (“Clarion”) which alleged that Fife and Clarion engaged in a market timing scheme in 2002 and 2003

•
On August 9, 2007 the U.S. District Court for the Northern District of Illinois entered a final judgment against Fife and Clarion which required them to pay $294,923  and additionally ordered Fife to pay a civil penalty of $234,399

•
Fife only began purchasing UAHC stock 3 weeks after we filed our preliminary proxy statement and now, surprisingly, he has struck a deal with the Company which gives him a Put on his stock, and a guaranteed profit

•
The Company is required to reserve initially $2,300,000 just to be able to satisfy the Put.  Additionally Fife will be given the opportunity to make even more money as the Board has granted him the ability to purchase up to 35% of the Company’s shares with almost no risk, putting the Company’s potential Put liability as high as $3,800,000!  All as part of their price for supporting the Board’s nominees

•	This potentially liability of $3,800,000 will further impair the Company’s balance sheet to the detriment of all of the stockholders

Are we really supposed to believe that UAHC, which has essentially no business and whose value is entirely made up of cash, cash equivalents and marketable securities, struck this deal in order to receive an additional $600,000 investment?  For this the Company is required to reserve at least $2,300,000 and incur a potentially liability of $3,800,000!!!!!  A deal which, we believe, so obviously enriches one stockholder to the detriment of all others.  It appears this is an outrageous example of the Board using Company resources to buy votes and protect their own jobs.  Change is needed now!  Before this Board can damage our Company further.

•
In January 2007 Management announces in an investor conference call that as of December 31, 2006 there were approximately 160 Special Needs Plan enrollees in UAHC-TN.   The target for the 2007 Calendar year was 4,500 enrollees.  By January 20, 2008 there were only approximately 815 enrollees in UAHC-TN's Medicare Advantage Special Needs Plan.  As of November 3, 2009 according to the Company therer were approximately 449 enrollees in the Plan.  The Company chose not to renew the contract which terminated on December 31, 2009.

•
On March 25, 2008 the Company announces that they are pursuing a joint venture bid with Molina Healthcare to bid on the RFP for the Company's main contracts managing the lives of over 100,000 people in East and Western Shelby County in Tennessee – a contract which United had been servicing for 10 years.

•	On April 22, 2008 the Company announces that they were unsuccessful in wining the RFP and renewing this contract.

•	United’s stock drops approximately 50% on this news.

•	Since the loss of this major contract UAHC has been unable to secure any other major contracts and has, in essence, ceased to do any business.

Strategic, in a genuine attempt to work with the Board for the benefit of all United stockholders, was able to nominate and elect Bruce Galloway to one of the seven positions on the Board on November 7, 2008.  A Board, which until the election of Mr. Galloway, consisted of 5 non-management directors who had been drawing Board fees and consulting fees for over 8 years, with one director serving for over 20 years!  Eight days prior to Mr. Galloway’s election the Board granted retention bonuses, severance benefits and indemnification agreements in what we believe was blatant effort to entrench management at the stockholder’s expense.  In fact these so called “retention” bonuses provided management with rewards for staying at a Company which was winding down, when the Board should have been cutting these already highly compensated executives to save money rightfully belonging to stockholders.

WHERE IS THE CASH?

After management succeeded in losing United’s largest customer virtually all that was left of the Company as of June 30, 2008 was approximately $27,000,000 of cash, cash equivalents and marketable securities.  Strategic, in a letter dated June 23, 2009, complained that the Board and management had not yet produced a plan to reduce corporate overhead and expenses to preserve cash.  Strategic requested a plan that would reduce the Company’s continued significant cash burn, which should include a freeze on all bonuses, a clawback of bonuses, a reduction of all expenses including office space and an overall austerity plan to preserve cash for the true owners of the Company, the Stockholders.  In furtherance of this, Mr. Galloway, returned the two checks he received as cash fees for attendance at Board meetings.  Mr. Galloway also expressed that until further notice he would not be accepting cash fees payable to him as a director of the Company and encouraged his fellow Board members to follow suit to conserve the cash assets of the Company.  To date, we have no knowledge that any other Board members have followed Mr. Galloway’s lead.

It seems to us that the Board has made virtually no effort to conserve cash other than canceling their yearly stockholder conference call, an expense we estimate to have been approximately $1,000, so that they would not have to respond to stockholder questions.

In fact the Company:

•	Rents 3,800 sq ft. of art-adorned luxury office space in Detroit for only 4 employees

•	Pays their CEO over $470,000 in compensation even though he has very few employees and virtually no business to run

•
Paid members of the Board annual cash retainers and cash meeting fees of $383,500 ($224,000, or 58% of which was paid to the current Board nominees) as well as stock options for a total Board compensation of over $600,000 in Fiscal 2009.  A year where we believe management and the Chairman effectively oversaw the destruction of United’s business.  In fact, in Fiscal 2009 the Chairman received almost $140,000 of total compensation or almost 23% of the Board’s total compensation.  In contrast, Molina Healthcare, Inc. (NYSE: MOH) a Company that generates over $3.7 billion in revenues, a market cap of over $550 million and net income of $1.19 per diluted share – paid their Board less!

•	Guaranteed $2,300,000 in cash to one stockholder, for what appears to be just his support of the current Board nominees

WE BELIEVE THAT THE BOARD HAS ACTED TO BENEFIT ITSELF AND
MANAGEMENT AT THE EXPENSE OF STOCKHOLDERS

We believe that management, the Chairman and the current Board, with the exception of Mr. Galloway, has simply acted in its own best interests and not the interests of stockholders.

•
In response to stockholder criticism they simply cancel their yearly earnings conference call, the first such cancelation of a yearly or quarterly conference call in ten years, and then wait almost 16 months before holding an “Annual” Meeting – a meeting the Board called only after Strategic demanded it be called in a public filing

•	In response to calls to decrease expenses they maintain salaries, issue bonuses and lock in senior management to retention contracts that will continue to pay management even if they leave voluntarily

•
In response to the filing of our preliminary proxy they hire expensive solicitation advisors and attorneys at stockholder expense as well as delay the annual stockholders meeting five (5) months from its historical date in November

•
One business day before filing their proxy materials, the Board guarantees its largest stockholder (who had previously been barred from associating with any investment advisor and ordered to pay fines in a judgment issued against him by the U.S. District Court in 2007) a $2,300,000 Put option (with the potential of a $3,800,000 liability) for his shares in exchange for his support of the Board’s nominees

Ask yourselves: Are these the actions of a Chairman and Board that is concerned with improving the Company’s financial performance and maximizing stockholder value?  We believe these actions clearly demonstrate that the Board, management and the Chairman’s primary concern is protecting their own interests at the expense of stockholders.  If elected, our slate will review the questionable arrangements this Board made with its largest stockholder with counsel and take all appropriate steps to assure that UAHC does not suffer any loss, including holding directors personally accountable for wasting corporate funds to buy a key voting bloc.

STRATEGIC’S NOMINEES WILL BRING EXPERIENCE AND ACCOUNTABILITY TO THE BOARD

In our view, United needs new Board members with a fresh perspective to develop and execute a successful turnaround of the Company and provide accountability to stockholders. Two of our nominees have extensive operational and turnaround experience. We also believe it is critically important to augment these candidates with direct stockholder representation to promote Board action that is in the best interests of all stockholders:

Gary L. Herman (Age 45) has served as a managing member of Galloway since January 2003. From March 2005 Mr. Herman has also served as a managing director of Arcadia Securities, LLC, a New York based FINRA Broker-dealer. Prior to joining Galloway, Mr. Herman served as an investment professional with Burnham Securities Inc., a New York based investment banking firm. Mr. Herman serves as a director of Digital Creative Development Corporation. Mr. Herman holds a B.A. from the State University of New York at Albany. The principal business address of Mr. Herman is 720 Fifth Avenue, 10th Floor, New York, New York 10019. Mr. Herman is a U.S. citizen.

Seth M. Lukash (Age 63) currently serves as Non-Executive Chairman of Symbio Technology and as a consultant to OEM Capital, a leader in mergers and acquisitions for small and mid-cap companies.  From January 2006 to December 2008 Mr. Lukash served as the Director of Business Development as well as a consultant in strategic planning, acquisitions and corporate development for USi-Power, a provider of engineering services and advanced technology products for the electric power delivery industry, and its subsidiary NITECH.  Mr. Lukash served as Chief Executive Officer and Director of Food Automation Services and its subsidiary SCK Direct, Inc. from January 2003 to December 2005.  SCK Direct, Inc. was spun-off as a separate company in June 2004 with Mr. Lukash remaining Chief Executive Officer of both entities.  Mr. Lukash holds a B.A. from the University of Miami.  The principal business address of Mr. Lukash is 597 Westport Avenue, Norwalk, CT 06851.  Mr. Lukash is a U.S. citizen.

Fred Zeidman (Age 63) is currently serving his second term as Chairman of the United States Holocaust Memorial Museum, a position to which he was appointed by President George W. Bush.  Mr. Zeidman also serves as Vice Chairman of the University of Texas Health Science System – Houston, and Chairman of SulphCo, Inc., a developer of processes for the upgrading of crude oil.  In addition, Mr. Zeidman was the Chief Restructuring Officer of Transmeridian Exploration, Inc., a developer and producer of oil and gas properties, and the Bankruptcy Trustee of AremisSoft Corp.  During the past five years Mr. Zeidman has served as Chairman of the Board of Seitel, Inc., Interim President of Nova Biosource Fuels, Inc. and Senior Director of Governmental Affairs at Greenberg Traurig, LLP.  Mr. Zeidman currently serves as a director of Prosperity Bancshares, Inc. Hyperdynamics, Inc. and Compact Power, Inc.  Mr. Zeidman holds a B.S./B.A. from Washington University (St. Louis) as well as an MBA from New York University.  The principal business address of Mr. Zeidman is 1330 Post Oak Blvd, Suite 1550, Houston, Texas 77024.  Mr. Zeidman is a U.S. citizen.

It is time for a change. You have the opportunity to vote for directors who will be proactive and will represent your best interests in the boardroom, not their own.

VOTE THE GOLD PROXY CARD TODAY

We urge all stockholders to elect our director nominees on the enclosed GOLD proxy card today. Vote for much needed change at United by signing, dating and returning the enclosed GOLD proxy card or you may vote by telephone or Internet if you own through a bank or broker. We urge stockholders to discard any proxy materials received from United and to vote only the GOLD proxy card.

Thank you for your support,

/s/ Gary Herman

Gary Herman

________________
Contact:
Okapi Partners
Steven C. Balet, Senior Managing Director
+1 212 297 0724
SBalet@okapipartners.com